Exhibit (2)(n)

                        Independent Accountants' Consent


To the Board of Directors and Members of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:


We consent to the use of our reports dated May 16, 2003 with respect to the statements of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC-Multi-Strategy Series G and Series M, including the schedules of investments, as of March 31, 2003, and the related statements of operations, changes in members' capital, cash flows, and financial highlights for the period from January 1, 2003 (commencement of operations) through March 31, 2003, each of which is included in the Pre-Effective Amendment No. 1 to the Registration Statement dated December 5, 2003 on Form N-2 of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC.

We also consent to the references to our firm under the headings "Accountants and Legal Counsel" and "Inquiries and Financial Information" in the Prospectus.

/s/ KPMG LLP

New York, New York
December 5, 2003